Exhibit 4.4

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS CONVERTIBLE PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA OR ANY OTHER STATE AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SUCH SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE OR SUCH PROVISIONS OF THE CORPORATIONS CODE OF ANY SUCH OTHER STATE. THE RIGHTS OF THE HOLDER OF THIS CONVERTIBLE PROMISSORY NOTE ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

$	San Diego, California May 30, 2013

CONATUS PHARMACEUTICALS INC.

CONVERTIBLE PROMISSORY NOTE

CONATUS PHARMACEUTICALS INC., a Delaware corporation (the “Company”), for value received, hereby promises to pay to                     , or its registered assigns (the “Holder”), the principal amount of          Dollars ($         ) (the “Issue Price”), together with interest on the unpaid amount thereof in accordance with the terms hereof, from the date hereof until paid or converted in accordance with the terms of this Convertible Promissory Note (this “Note”). This Note is one of a series of notes (the “Notes”) issued pursuant to that certain Note and Warrant Purchase Agreement dated May 30, 2013 by and among the Company and the entities and persons listed on the Schedule of Investors thereto (the “Agreement”), and the Holder and the Company shall be bound by all the terms, conditions and provisions of the Agreement. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Agreement.

1. CONVERTIBLE PROMISSORY NOTE.

1.1 INTEREST RATE. The rate of interest hereunder (“Interest Rate”) shall equal six percent (6%) per annum, and shall be computed on the basis of a 365 day year for the actual number of days elapsed, provided that in no event shall the Interest Rate be less than the minimum rate of interest required in order to avoid the imputation of interest for federal income tax purposes.

1.2 PAYMENT. Subject to the provisions of Sections 2 and 3 regarding conversion of this Note, the Issue Price of the Note plus all accrued but previously unpaid interest thereon shall become due and payable on the earlier of (i) any date on or after November 30, 2013 (the “Maturity Date”) upon which the Requisite Majority demands payment, with such Maturity Date subject to extension pursuant to Section 3.1, and (ii) the occurrence of a Change of Control (as defined below). Payment shall be made at the offices of the Holder, or such other place as the Holder shall have designated to the Company in writing, in lawful money of the United States of America. A “Change of Control” shall mean

(i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, consolidation or merger (whether or not the Company is a surviving entity after the merger, but, excluding any merger effected exclusively for the purpose of changing the domicile of the Company), or (ii) a sale or other disposition of all or substantially all of the assets of the Company; unless the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale hold at least 50% of the voting power of the surviving or acquiring entity.

1.3 PREPAYMENT. This Note may not be prepaid by the Company, in whole or in part, without the written consent of the Requisite Majority.

1.4 EVENT OF DEFAULT. If there shall be any Event of Default (as defined below), at the option and upon the declaration of the Holder of this Note and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 1.4(c) or 1.4(d)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

(a) The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) The Company materially breaches any representation or warranty made by the Company under the Agreement, which breach has not been cured within ten (10) days of written notice thereof by the Holder;

(c) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(d) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company; or

(e) The Company defaults under any other current or future debt obligation of the Company relating to indebtedness in excess of $50,000 in the aggregate.

2. AUTOMATIC CONVERSION.

2.1 AUTOMATIC CONVERSION UPON QUALIFIED IPO. In the event the Company completes a Qualified IPO prior to the Maturity Date, the Issue Price of the Note plus all accrued and previously unpaid interest thereon shall be automatically converted into that number of fully paid and nonassessable shares of the Company’s Common Stock as is equal to the Issue Price of the Note plus all accrued and previously unpaid interest thereon divided by the price per share that such shares are offered to the public in the Qualified IPO (the “IPO Per Share Price”), rounded down to the nearest whole share.

2.2 AUTOMATIC CONVERSION UPON PRIVATE PLACEMENT. In the event the Board and the Requisite Majority approve, after the date hereof and prior to the Maturity Date, any private placement of equity and/or debt securities of the Company (the “Private Placement”) in lieu of a Qualified IPO, the Issue Price of the Note plus all accrued and previously unpaid interest thereon shall be automatically converted into (a) that number of fully paid and nonassessable shares of the Company’s Preferred Stock or other equity securities sold in the Private Placement (the “New Equity Securities”) as is equal to the Issue Price of the Note plus all accrued and previously unpaid interest thereon divided by the lowest price per share paid by investors for the New Equity Securities in the Private Placement (the “Per Share Price”), rounded down to the nearest whole share and/or (b) an equivalent dollar amount of debt securities, as applicable (the “New Debt Securities” and, together with the New Equity Securities, the “New Securities”). The New Securities issued to the Holder upon conversion of the Note in accordance with this Section 2.2 shall have the same rights, preferences and privileges as the New Securities purchased by the other investors in the Private Placement, and the Holder agrees to be bound by any agreements related to the New Securities that such other investors enter into in connection with such Private Placement. The Holder shall have no right (other than the Holder’s right as a securityholder) to negotiate any of the terms or conditions upon which the New Securities shall be issued, which negotiation shall be conducted solely among the Company and the purchasers of the New Securities.

2.3 CONVERSION PROCEDURE. Written notice of the Qualified IPO or Private Placement shall be delivered to the Holder of this Note at least three (3) days in advance of the scheduled closing date of the Qualified IPO or Private Placement (the “Conversion Date”), at the address last shown on the records of the Company for the Holder or given by the Holder to the Company for the purpose of notice (or, if no such address appears or is given, at the place where the principal executive office or residence of the Holder is located), notifying the Holder of the conversion to be effected, including confirming, if applicable, (i) the IPO Per Share Price, (ii) the Per Share Price and (iii) the Conversion Date. The Note shall automatically convert on the Conversion Date without any further action by the Holder hereof.

2.4 TERMINATION OF RIGHTS UPON CONVERSION. Any conversion of this Note in accordance with Section 2.1 or Section 2.2 above shall be deemed effective on the Conversion Date, and, upon conversion of this Note, the Holder of this Note shall have no further rights under this Note, whether or not this Note is surrendered.

2.5 DELIVERY OF DOCUMENTS EVIDENCING OWNERSHIP. As promptly as practicable after any conversion of this Note and its surrender for cancellation by the Holder, the Company, at its expense, shall issue and deliver to the Holder of this Note one or more certificates, account statements, debt instruments, or other documents evidencing the number of securities issuable to Holder upon any such conversion.

3. EXTENSION OF MATURITY DATE OR OPTIONAL CONVERSION.

3.1 EXTENSION OF MATURITY DATE. In the event the Company does not complete a Qualified IPO or Private Placement prior to the Maturity Date, upon the written consent of the Requisite Majority: (i) the Maturity Date may be extended to November 30, 2014 or (ii) the Issue Price of the Note plus all accrued and previously unpaid interest thereon may be converted into shares of $0.0001 par value Series B Preferred Stock of the Company (the “Series B Preferred Stock”) in accordance with Section 3.2.

3.2 OPTIONAL CONVERSION. If the Requisite Majority elects to convert the Note into Series B Preferred Stock pursuant to Section 3.1, the Issue Price of the Note plus all accrued and previously unpaid interest thereon shall be automatically converted into that number of fully paid and nonassessable shares of Series B Preferred Stock as is equal to the Issue Price plus all accrued and previously unpaid interest thereon divided by $0.90 (as adjusted for all stock splits, stock dividends, combinations, reclassifications, recapitalizations and reorganizations with respect to such shares), rounded down to the nearest whole share. The shares of Series B Preferred Stock issued to the Holder upon conversion of the Note in accordance with this Section 3.2 shall have the same rights, preferences and privileges as the Series B Preferred Stock then outstanding, and the Holder agrees to be bound by any agreements related to the Series B Preferred Stock that such other investors entered into in connection with such financing.

4. MISCELLANEOUS.

4.1 LIMITATIONS ON DISPOSITION. The Holder agrees not to make any disposition of this Note or any securities issued upon conversion of this Note (the “Securities”), unless and until (i) the transferee has agreed in writing for the benefit of the Company to be bound by this Section 4.1 and the other provisions of this Note as if such transferee were the original Holder hereof, provided and to the extent such provisions are then applicable, and (ii) such transfer is in compliance with applicable securities laws.

4.2 TITLES AND SUBTITLES. The titles and subtitles used in this Note are for convenience only and are not to be considered in construing or interpreting this Note.

4.3 NOTICES. All notices and other communications under this Note shall be in writing and shall be deemed given upon receipt if delivered personally, or when sent if mailed by registered or certified mail (return receipt requested) or by reputable overnight express courier (charges prepaid) or transmitted by facsimile (with confirmation of transmittal) to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by advance written notice to the other parties.

4.4 ATTORNEYS’ FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

4.5 AMENDMENTS AND WAIVERS. This Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Requisite Majority; provided, however, that the principal amount and interest rate of this Note may be amended only with the written consent of the Holder of this Note. Any amendment or waiver effected in accordance with this Section 4.5 shall be binding upon the Holder of this Note (and of any securities into which this Note is convertible), and each future holder of all such securities and the Company.

4.6 SEVERABILITY. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.7 GOVERNING LAW. This Note (including any claim or controversy arising out of or relating to this Note) shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to conflicts of laws principles that would result in the application of any law other than the law of the State of California.

[SIGNATURE PAGE FOLLOWS]

This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: May 30, 2013

CONATUS PHARMACEUTICALS INC.,
a Delaware corporation

By:
Name:	Steven J. Mento, Ph.D.
Title:	President and Chief Executive Officer

Address:	4365 Executive Drive, Suite 200
San Diego, California 92121

ACKNOWLEDGED AND AGREED:

INVESTOR

By:
Name:
Title:

Address: